Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

May 8, 2015

Fidelity & Guaranty Life

Two Ruan Center

601 Locust Street, 14th Floor

Des Moines, IA 50309

Attn: Eric L. Marhoun, Esq.

Re: Fidelity & Guaranty Life Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Fidelity & Guaranty Life, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a total of 7,952 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including (i) 1,136 shares of Common Stock issuable upon exercise of non-qualified stock options granted to Kostas Cheliotis on December 12, 2013 pursuant to the Non-Statutory Stock Option Agreement for Compensation Committee Member, dated December 12, 2013, by and between the Company and Kostas Cheliotis (the “Cheliotis Option Agreement”); (ii) 3,408 shares of Common Stock issuable upon exercise of non-qualified stock options granted to Kevin J. Gregson on December 12, 2013 pursuant to the Non-Statutory Stock Option Agreement for Compensation Committee Member, dated December 12, 2013, by and between the Company and Kevin J. Gregson (the “Gregson Option Agreement”); and (iii) 3,408 shares of Common Stock issuable upon exercise of non-qualified stock options granted to William P. Melchionni on December 12, 2013 pursuant to the Non-Statutory Stock Option Agreement for Compensation Committee Member, dated December 12, 2013, by and between the Company and William P. Melchionni (the “Melchionni Option Agreement”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Cheliotis Option Agreement, Gregson Option Agreement, Melchionni Option Agreement and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the authenticity of the originals of such latter documentation.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Cheliotis Option Agreement, the Gregson Option Agreement or the Melchionni Option Agreement, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP